Exhibit 99(a)(3)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

CAREY CREDIT INCOME FUND 2015 A

THIS Certificate of Amendment of Carey Credit Income Fund 2015 A (the “Trust”), is being duly executed and filed by the undersigned trustee and officer to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.                                      Name. The name of the statutory trust amended hereby is Carey Credit Income Fund 2015 A.

2.                                      Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Carey Credit Income Fund — I.

3.                                      Effective Date. The Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee and officer of the Trust have executed this Certificate of Amendment in accordance with Section 3811 of the Act.

By:	/s/ Paul S. Saint-Pierre
Paul S. Saint-Pierre, not in his individual capacity but solely as Chief Financial Officer

Wilmington Trust, National Association, not in its individual capacity but solely as Trustee

By:	/s/ Patrick Donohue
Name: Patrick Donohue
Title: Vice President